GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

                    [THE GUARANTOR(SM) WITHDRAWAL BENEFIT]

This rider is issued as part of the contract to which it is attached and replaces the rider originally issued with your contract.. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract. THIS RIDER CANNOT BE TERMINATED EITHER BY YOU OR US PRIOR TO THE ANNUITY COMMENCEMENT DATE.

We may restrict cumulative subsequent purchase payments to $100,000.

This rider requires participation in our asset allocation program. There is no additional charge to participate in this program. You may change your asset allocation model twice per contract year. Rider charges may vary by asset allocation model selection and will change if you change your asset allocation model to one for which the price is higher. (Rider charges will also change if you elect to Step-up the Remaining Benefit Amount (RBA) and the charge for new riders is higher.)

Because this rider requires that your contract value be invested in one of the asset allocation model portfolios for the life of the contract, and you CANNOT TERMINATE THIS RIDER ONCE YOU HAVE SELECTED IT, if you later decide you do not want to participate in any of the asset allocation model portfolios, you must terminate your contract by requesting a full withdrawal. Withdrawal charges and tax penalties may then apply.

The additional charge for this rider is described below.

Tax-qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract. If you have a tax-qualified annuity, you may be required to take a minimum distribution that is greater than your allowed amount under the rider. In most situations, these required minimum distributions will not result in excess withdrawal procedures. However, in limited circumstances, an excess withdrawal due to a required distribution would be subject to the Guaranteed Benefit Amount (GBA) excess withdrawal procedure and the RBA excess withdrawal procedure.

DEFINITIONS

GUARANTEED MINIMUM WITHDRAWAL BENEFIT

This rider provides a guaranteed withdrawal benefit that gives you the right to make limited partial withdrawals each contract year. If this rider is effective on the contract issue date, the benefit totals an amount equal to your purchase payments plus any purchase payment credits. If elected after the contract date, the benefit is as described below. The withdrawal amount that you are allowed to take each year is equal to:

      - 7% of your purchase payments plus any purchase payment credits (if applicable) before the third contract anniversary; or

      - The Guaranteed Benefit Payment (GBP) on or after the third contract anniversary.

GUARANTEED BENEFIT AMOUNT (GBA)

The amount used to calculate the Guaranteed Benefit Payment is called the Guaranteed Benefit Amount. The GBA is calculated as described below. The GBA varies based on purchase payments and purchase payment credits (if applicable), the dollar amount of partial withdrawals in a contract year, and Step-ups, as described below. The GBA cannot be withdrawn.

REMAINING BENEFIT AMOUNT (RBA)

At any point in time, the total guaranteed amount available for future periodic withdrawals is called the Remaining Benefit Amount.

GUARANTEED BENEFIT PAYMENT (GBP)

The withdrawal amount that you have the right to take each contract year after the third contract anniversary until the RBA is depleted is called the Guaranteed Benefit Payment.

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REMAINING BENEFIT PAYMENT (RBP)

The amount available for withdrawal for the remainder of the current contract year is your Remaining Benefit Payment.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT

As long as your withdrawals do not exceed the allowed amount each contract year, the guarantee will remain in effect and you will not be assessed a withdrawal charge. If you withdraw an amount more than the allowed amount in any contract year, the amount in excess of the allowed amount will be assessed any applicable withdrawal charges, and the guarantee may be reduced to an amount less than purchase payments and purchase payment credits in accordance with the excess withdrawal processing as described below (see GBA and RBA - when a partial withdrawal is made). At any time you may withdraw any amount up to your entire contract value, less applicable withdrawal charges.

If your contract value increases, the guaranteed benefit can be stepped-up to the higher value at certain intervals.

Withdrawals made prior to the third contract anniversary will result in reversal of all prior Step-up's and the Annual Step-Up will not be available until the third anniversary as described below. You may take withdrawals on or after the third anniversary without reversal of previous Step-ups. See the Annual Step-Up section below.

REMAINING BENEFIT AMOUNT

Your RBA is determined at the following times and is subject to a maximum amount as shown under Contract Data:

-     AT RIDER EFFECTIVE DATE

      If the rider is effective on the contract issue date, the RBA equals the purchase payments plus any purchase payment credits (if applicable).

      If the rider is effective on a contract anniversary date, the RBA is the contract value on the later of that anniversary and the valuation date we receive your written request to add the rider if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date.

-     WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE

      Each additional purchase payment plus any purchase payment credit (if applicable) has its own RBA equal to the amount of the purchase payment plus purchase payment credit. Upon each subsequent purchase payment, the total RBA is recalculated to equal the sum of the individual RBAs immediately prior to the receipt of the additional purchase payment, plus the RBA associated with the additional purchase payment.

-     WHEN A PARTIAL WITHDRAWAL IS MADE

      For withdrawals made during the first three years, the RBA is calculated after the reversal of any prior Step-ups. Whenever a partial withdrawal is made the RBA will be equal to the amount in either (A) or (B) as follows:

      (A) If total partial withdrawals in the current contract year are less than or equal to the GBP, the RBA becomes the RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

      (B) If total partial withdrawals, including the current withdrawal, in the current contract year are greater than the GBP prior to the current withdrawal, the RBA will have an automatic reset to the lesser of (i) or (ii) as follows:

            (i) the contract value immediately following the partial withdrawal; or

            (ii) the RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

-     AT STEP-UP AS DESCRIBED BELOW.

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GUARANTEED BENEFIT AMOUNT

Your GBA is established at the following times and is subject to a maximum amount as shown under Contract Data:

-     AT RIDER EFFECTIVE DATE

      If the rider is effective on the contract issue date, the GBA equals the purchase payments plus any purchase payment credits (if applicable).

      If the rider is effective on a contract anniversary date, the GBA is the contract value on the later of that anniversary and the valuation date we receive your written request to add the rider if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date.

-     WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE

      Each purchase payment plus any purchase payment credit has its own GBA equal to the amount of the purchase payment plus purchase payment credit (if applicable). Upon each subsequent purchase payment, the total GBA is recalculated to equal the sum of the individual GBAs immediately prior to the receipt of the additional purchase payment, plus the GBA associated with the additional payment.

-     WHEN A PARTIAL WITHDRAWAL IS MADE

      For withdrawals made during the first three years, the GBA is calculated after the reversal of any prior Step-ups. Whenever a partial withdrawal is made the GBA will be equal to the amount in either (A) or (B) as follows:

(A) If total partial withdrawals in the current contract year are less than or equal to the GBP, the GBA equals the GBA immediately prior to the partial withdrawal.

(B) If total partial withdrawals, including the current withdrawal, in the current contract year are greater than the GBP prior to the current withdrawal, the GBA will have an automatic reset to the lesser or (i) or
      (ii) as follows:

      (i)   the GBA immediately prior to the partial withdrawal; or

      (ii)  the contract value immediately following the withdrawal.

-     AT STEP-UP AS DESCRIBED BELOW.

For purposes of this rider, the term "partial withdrawal" is a gross amount and will include any withdrawal charge and any market value adjustment.

GUARANTEED BENEFIT PAYMENT

The GBP is the lesser of (A) and (B) as follows:

            (A)   7% of the GBA; or

            (B)   the RBA.

If you withdraw less than the GBP in a contract year, there is no carry over to the next contract year.

REMAINING BENEFIT PAYMENT

At the beginning of each contract year, during the first three years and prior to any withdrawal, the RBP for each purchase payment is set equal to that purchase payment plus any purchase payment credit, multiplied by 7%.

At the beginning of any other contract year, each individual RBP is set equal to each individual GBP.

Each additional purchase payment will have its own RBP established equal to that payment's GBP. The total RBP is equal to the sum of the individual RBPs.

Whenever a partial withdrawal is made, the RBP equals the RBP immediately prior to the partial withdrawal less the amount of the partial withdrawal, but not less than zero.

STEP-UP DATE (DEFINITION)

The contract anniversary date if the Annual Step-up is processed automatically (see "Annual Step-up" below). If not, the valuation date we receive your written request to Step-up if we receive your request before the close of business on that day, otherwise the next valuation date.

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ANNUAL STEP-UP

Beginning with the first contract anniversary, an Annual Step-up may be available. If you take any withdrawals during the first three contract years, any previously applied Annual Step-ups will be reversed and the Annual Step-up will not be available until the third contract anniversary

The Annual Step-up will be effective on the Step-up Date. Only one Annual Step-up will be allowed each contract year.

Other than the exception described above the Annual Step-up may be available as described below.

- On any contract anniversary where the contract value is greater than the total RBA and the annual rider charge would not increase as a result of the Annual Step-up, we will execute the Annual Step-up automatically. When we execute the Annual Step-up automatically the Step-up Date will be the contract anniversary date.

- If the Annual Step-Up would result in an increase of the annual rider charge, we do not execute the Annual Step-up automatically and you will be notified. You then have the option to elect the Annual Step-up, with the resulting charge increase, anytime within the 30 days following that contract anniversary, as long as the contract value is greater than the total RBA on the date we receive your written request to Step-up. The Step-up Date will be the date we receive your written request if we receive your written request before the close of business on that day, otherwise the next valuation date.

If the Annual Step-up is executed, the total RBA, and if applicable, the GBP, RBP and total GBA will be adjusted as follows:

RBA STEP-UP

Subject to the maximum RBA shown under Contract Data, the total RBA will be increased to the contract value on the Step-up Date.

GBA STEP-UP

Subject to the maximum GBA shown under Contract Data, the total GBA will be set to the greater of (A) and (B) as follows:

      (A)   the total GBA immediately prior to the Annual Step-up; or

      (B)   the contract value on the Step-up Date.

GBP STEP-UP

The GBP will be calculated, as described earlier, but based on the increased GBA and RBA.

RBP STEP-UP

Prior to any withdrawals during the first three contract years, the RBP for each purchase payment will be calculated as that purchase payment plus any purchase payment credit multiplied by 7%. The total RBP is equal to the sum of the individual RBPs.

Upon Step-up at any other time, the RBP will be calculated as the GBP after the Step-up less all prior partial withdrawals made during the current contract year, but will never be less than zero

SPOUSAL CONTINUATION

If a surviving spouse chooses to continue the contract under the spousal continuation provision, the rider continues as part of the contract. The surviving spouse may elect to Step-up by making a written request to do so within 30 days following their election to continue the contract.

If the surviving spouse elects this Step-up, the RBA will be reset to the greater of the RBA and the contract value in effect on the valuation date we receive the spouse's written request to Step-up if we receive the request before the close of business on that day, otherwise the contract value on the next valuation date. The GBA will be reset to the greater of the GBA and the contract value on that same valuation date. We will modify the charge for this rider if the spouse elects to Step-up and the charge for new riders is higher.

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REQUIRED MINIMUM DISTRIBUTIONS

Notwithstanding the excess withdrawal processing provisions above, if you are taking required minimum distributions ("RMD") from this contract and the RMD calculated separately for this contract is greater than the allowed amount on the most recent contract anniversary, the portion of the RMD that exceeds the allowed amount on the most recent rider anniversary will not be treated as an excess withdrawal provided:

      1.    the RMD is the life expectancy RMD for this contract alone, and

      2. the RMD amount is based on the requirements of Internal Revenue Code Section 401(a)(9), related Code provisions, and regulations thereunder that were in effect on the effective date of this rider.

Withdrawal amounts greater than the allowed amount on the most recent contract anniversary that do not meet these conditions will result in excess withdrawal processing.

PARTIAL WITHDRAWAL EXAMPLE

Here is a simplified example of how the Guaranteed Benefit Amount (GBA) and the Remaining Benefit Amount (RBA) change when partial withdrawals exceed the annual limit and when partial withdrawals don't exceed the annual limit.

EXAMPLE ASSUMES

-     No partial withdrawals have ever been made

-     GBA = $100,000

-     RBA = $100,000

-     The contract value before the partial withdrawal is $70,000

-     Current annual partial withdrawal limit $7,000

                                  RBA AFTER              GBA AFTER
                                  PARTIAL                PARTIAL
                                  WITHDRAWAL             WITHDRAWAL
$7,000
PARTIAL                           $93,000 =              $100,000
WITHDRAWAL                        $100,000 - $7,000

$8,000                            $62,000 =              $62,000 =
PARTIAL                           lesser of              lesser of
WITHDRAWAL                        ($100,000 - $8,000)    ($100,000)
                                  or ($70,000 - $8,000)  or ($70,000 - $8,000)

GUARANTEED WITHDRAWAL BENEFIT ANNUITY OPTION

In addition to the annuity options available under the contract, a fixed annuity payout option is available under the GMWB:

Under this option, the amount payable each year will be equal to the future schedule of GBPs but the total amount paid over the life of the annuity will not exceed the total RBA at the time you begin this fixed payout option. These annualized amounts will be paid in the frequency that you elect. The frequencies will be among those offered by us at that time but will be no less frequently than annually. If, at the death of the owner, payments have been made for less than the total RBA, the remaining payments will be made to the beneficiary.

This option may not be available if the contract is issued to qualify under
Section 403 or 408 of the Internal Revenue Code of 1986, as amended. For such contracts, this option will be available only if the number of years it will take to deplete the RBA by paying the GBP each year is less than the life expectancy of the owner at the time the option becomes effective. Such life expectancy will be computed using a life expectancy table prescribed by the IRS.

This annuity option may be elected as a settlement option by the beneficiary of a contract. Whenever multiple beneficiaries are designated under the contract, each such beneficiary's share of the proceeds if they elect

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this option will be in proportion to their applicable designated beneficiary percentage. Beneficiaries of nonqualified contracts may elect this settlement option subject to the Payments to Beneficiary section of the contract.

We may adjust the future schedule of GBPs if necessary to comply with the Internal Revenue Code.

CONTRACT VALUE REDUCES TO ZERO

If the contract value reduces to zero and the RBA remains greater than zero, the following will occur:

(A)   You will be paid according to the annuity payout option described above.

(B)   We will no longer accept subsequent purchase payments.

(C)   Any attached death benefit riders will terminate.

(D) The death benefit becomes the remaining payments under the annuity payout option described above.

If the contract value falls to zero and the RBA is depleted, this rider and the contract will terminate.

RIDER CHARGE

The fee for this rider is deducted once a year from your contract value on your contract anniversary. We pro-rate this fee among the subaccounts, and the Fixed Account (if applicable) in the same proportion your interest in each account bears to your total contract value.

However, any amount deducted from the Fixed Account will be limited to: (1) the amount of interest credited in excess of the guaranteed minimum interest rate shown under Contract Data; plus (2) any amounts allocated or transferred to the fixed account in that year.

The fee is calculated by multiplying the rider charge by the total contract anniversary value.

The rider charge associated with your initial asset allocation model selection is shown under Contract Data and will change if you change your asset allocation model or elect to Step-up when the price for the rider has increased. The new charge will be the charge in effect on the valuation date we receive your written request to change your asset allocation model or Step-up if we receive your request before the close of business on that day, otherwise the charge in effect on the next valuation date. This rider charge is subject to the maximum annual charge shown under Contract Data.

If you change your asset allocation model during a contract year or elect to Step-up during the 30-day window after your contract anniversary, and the rider charge changes as a result, we will calculate an average rider charge, for that contract year only, that reflects the various different charges that were in effect that year, adjusted for the number of calendar days each charge was in effect.

If the contract is terminated for any reason or when annuity payouts begin, the rider charge will be deducted, adjusted for the number of calendar days coverage was in place during the contract year.

CONTRACT TERMINATION

RBP = Remaining Benefit Payment

RBA = Remaining Benefit Amount

GBP = Guaranteed Benefit Payment

CWV = Contract Value less any applicable withdrawal or rider charges

If you request a withdrawal that is not greater than the RBP but is greater than or equal to the CWV, you will receive a single payment equal to the RBP and then annual payments equal to the GBP until you completely deplete your RBA as described above in "Contract Value Reduces to Zero."

If you request the withdrawal of your entire CWV and your CWV is greater than the RBP, you will receive a one-time payment equal to your CWV.

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Upon your acceptance of this rider, it shall be effective as of your contract date except, however, the provision for automatic Step-up (see Annual Step-up) shall apply to contract anniversaries occurring prospectively.

AMERICAN CENTURION LIFE ASSURANCE COMPANY

[/s/ ILLEGIBLE]

Secretary

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